Exhibit 11

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

April 29, 2024

Board of Directors

Fisher Wallace Laboratories, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our reports dated April 25, 2024, with respect to the consolidated balance sheets of Fisher Wallace Laboratories, Inc. as of December 31, 2023 and 2022 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2023 and 2022 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 29, 2024